QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Force Protection, Inc. Subsidiaries

Name of Subsidiary	Jurisdiction	Ownership Percentage
Force Protection Technologies, Inc.	Nevada	100%
Force Protection Industries, Inc.	Nevada	100%
Force Dynamics LLC	Delaware	50%

QuickLinks

  Exhibit 21.1